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                                                                     EXHIBIT 8.1



            [LETTERHEAD OF SKADDEN, ARPS, SLATE MEAGHER & FLOM LLP]

                                 March 13, 1998

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015

Re: Baxter International Inc.
    Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to Baxter International Inc., a Delaware corporation ("Baxter"), in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 23, 1998, by and among Baxter, RHB1 Acquisition Corporation, a Delaware corporation and a newly formed, direct wholly owned subsidiary of Baxter ("Merger Sub"), and Somatogen, Inc., a Delaware corporation (the "Company"). This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Registration Statement (as defined below).

        The terms of the Merger are described in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") forming a part of the Registration Statement on Form S-4 (No. 333-______), as filed on March 13, 1998 by Baxter with the Securities and Exchange Commission (as thereafter amended from time to time and together with all exhibits filed in connection therewith, the "Registration Statement"). Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub with Merger Sub surviving the Merger. As part of the Merger, the shares of Common Stock, par value $.001 per share, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the effective time of the Merger will, in the aggregate, be converted into up to 5,412,225 shares of Baxter common
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Baxter International Inc.
March 13, 1998
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stock, par value $1.00 per share ("Baxter Common Stock"), and 23,979,162
Contingent Payment Rights. As a result of the Merger, the holders of Company Common Stock will become holders of Baxter Common Stock.

         In connection with our opinion, we have examined and relied upon the accuracy and completeness of the information set forth in the Merger Agreement, the Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof, and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of certain officers and other representatives of Baxter and the Company as set forth in certificates and related correspondence (the "Certificates"), including the Tax Matters Certificates, as such term is defined in the Merger Agreement, executed by each of Baxter, Merger Sub, and the Company, on February 23, 1998, and executed again in identical form by such parties on March 13, 1998. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the information, statements, and representations set forth in the documents referred to above, including the Certificates and on the assumption that the Merger will occur in a manner and form consistent with the descriptions set forth in such documents, including the Certificates. In addition, our opinion is conditioned on (i) the assumption that, in accordance with Section 7.8 of the Merger Agreement, Baxter and Merger Sub will, on the Closing Date, execute and deliver to the Company, and the Company will, on the Closing Date, execute and deliver to Baxter and Merger Sub, their respective Tax Matters Certificates in the form indicated in Section
7.8 of the Merger Agreement (the "Closing Date Tax Matters Certificates") and
(ii) the initial and continuing accuracy of the Closing Date Tax Matters Certificates.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury
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Baxter International Inc.
March 13, 1998
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regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, judicial authorities, interpretive rulings, and other authorities on which this opinion is based are subject to change, and such changes could apply retroactively.

     Based upon and subject to the foregoing, we are of the opinion that, although the discussion set forth in the section of the Registration Statement entitled "Certain Federal Income Tax Consequences" does not purport to discuss all possible Federal income tax consequences of the Merger to stockholders of the Company surrendering shares of Company Common Stock pursuant to the Merger, such discussion constitutes, in all material respects, a fair and accurate summary of the Federal income tax consequences that are likely to be material to such stockholders.

     Other than as expressly stated above, we express no opinion as to the tax consequences of the Merger or any related transactions under Federal, state, local, or foreign laws. We are furnishing this opinion to you solely for your benefit in connection with the Merger and this opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission. This opinion is expressed on the date hereof, and we disclaim any undertaking to advise you of any subsequent changes to the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

     We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP therein under the caption "Legal Matters." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.


                                        Very truly yours,


                                        /s/ SKADDEN, ARPS, SLATE,
                                            MEAGHER & FLOM LLP